Exhibit 10(x)
Description of Non-Employee Director Equity Compensation Program
Stock Awards:
•	Each non-employee director elected at the Company’s annual meeting of stockholders receives, under the Company’s Long-Term Incentive Compensation Plan (LTICP), as of the date of such meeting, an award of Company common stock having an award value of $70,000. A non-employee director who joins the Board as of any other date receives, under the LTICP, as of such other date, an award of Company common stock having an award value based on the full-year award value of $70,000 prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of stockholders; provided, however, that if the New York Stock Exchange (NYSE) is not open on the day the director joins the Board, the award is granted as of the next following day on which the NYSE is open.

•	The number of shares of Company common stock subject to an award is determined by dividing the award value by the NYSE-only closing price of Company common stock on the date of grant (rounded up to the nearest whole share).

•	The stock awards vest in full immediately upon grant.
Option Grants:
•	Each non-employee director elected at the Company’s annual meeting of stockholders receives, under the LTICP, as of the date of such meeting, an option to purchase Company common stock having a grant value of $60,000. A non-employee director who joins the Board as of any other date receives, under the LTICP, as of such other date, an option to purchase Company common stock based on the full-year grant value of $60,000 prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of stockholders; provided, however, that if the NYSE is not open on the day the director joins the Board, the option is granted as of the next following day on which the NYSE is open.

•	Unless a higher conversion value is established by the Committee, the number of shares of Company common stock subject to the option is generally determined by dividing the grant value by 25% of the NYSE-only closing price of Company common stock on the date of grant (rounded up to the nearest even 10 shares). The exercise price per share of the option is the NYSE-only closing price of Company common stock on the date of grant.

•	The option vests and becomes exercisable in full on the first anniversary of the date of grant. The option remains outstanding if the director leaves the Board for any reason other than his or her death or for cause. If the director dies, the option vests and becomes exercisable immediately by his or her beneficiary as determined in accordance with the LTICP. If the director is terminated for cause, the option terminates and is cancelled as of the date he or she ceases to be a director.